THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THIS THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER SAID ACT AND ALL OTHER APPLICABLE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

$50,000.00

No. 06-2012

HII TECHNOLOGIES, INC.

 SUBORDINATED SECURED PROMISSORY NOTE

October 31, 2012

1. General.  For value received, and subject to the terms hereof, HII TECHNOLOGIES, INC, a Delaware corporation ("Payor"), hereby promises to pay to the order of Kenton Chickering III ("Payee"), the principal amount of fifty thousand  ($50,000.00).  This note is being issued pursuant to the terms and conditions of that certain Subscription Agreement dated of even date herewith by and among Payor, Payee and the other subscribers set forth therein (the “Agreement”).  Capitalized terms used and not otherwise defined herein shall have the terms set forth in the Agreement

2. Term; Payments.  The Note shall be repaid in full with all accrued interest on March 30, 2013 (the “Maturity Date”).

3. Interest.  Interest shall accrue from the date hereof on any unpaid principal balance of this Note at the rate of ten percent (10%) per annum.  All interest will be paid on the Maturity Date

4. Place of Payment.  Any and all amounts payable by Payor to Payee hereunder shall be made in immediately available funds and shall be paid at 10302 Lynbrook Hollow Street, Houston, Texas 77042, or at such other address of which Payee shall give written notice to Payor.

5. Security Agreement.  This Note has been issued pursuant to and in accordance with the terms and conditions of the Agreement, is secured by a certain Security Agreement (collectively, the "Security Agreement") of even date herewith granted by Payor in the Collateral (as defined therein) and is subject to and governed by the terms and conditions of the Agreement and the Security Agreement.

6. Subordination.

(a) This Note will be subordinate and inferior to any Senior Indebtedness (as hereinafter defined).  Payor, for itself, its successors and assigns,

covenant and agree and the Payee, for himself, his successors and assigns, by his acceptance of this Note, likewise covenants and agrees that, to the extent provided below, the payment of all amounts due pursuant to this Note is hereby expressly subordinated and junior in right of payment to the extent and in the manner hereinafter set forth to any Senior Indebtedness.  As used herein, the term “Senior Indebtedness” shall mean the principal of, and interest and premium, if any on any and all (i) indebtedness of  Payor for borrowed money or obligations with respect to which Payor is a guarantor, to banks, insurance companies or other financial institutions  or entities regularly engaged in the business of lending money, in each case as in effect as of the date hereof or as may be borrowed hereafter for working capital of the Payor or one of their subsidiaries, or the acquisition by the Payor of one or more businesses or (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for or to refinance such Senior Indebtedness, or any indebtedness arising  from the satisfaction of such Senior Indebtedness by a guarantor, provided that such indebtedness issued in exchange for or to refinance Senior Indebtedness or arising from the satisfaction of Senior Indebtedness by a Payor is on commercially terms as of the date of incurrence not to exceed the principal amount under such Senior Indebtedness and provided further that the Payee is provided prior written notice of such action.

(b) Upon the acceleration of any Senior Indebtedness or upon the maturity of all or any portion of the principal amount of any Senior Indebtedness by lapse of time, acceleration or otherwise, all of such Senior Indebtedness which has been accelerated or matured shall first indefeasibly be paid in full before any payment is made by the Payor or any person acting on behalf of the Payor on account of any obligations evidenced by this Note.

(c) By its acceptance of this Note, the Payee agrees to execute and deliver such documents as may be reasonably requested from time to time by the Payor, or the holder of any Senior Indebtedness in order to implement the foregoing provisions of this Section.

7. Events of Default.  The occurrence of any one or more of the following events shall constitute an event of default hereunder ("Event of Default"):

(a) Failure of Payor to pay the principal of or interest on this Note, when and as the same shall become due and payable and such failure continues unremedied for five (5) business days.

(b) The material default, breach or violation of Payor in the performance or observance of any of the other covenants, agreements, representations, warranties or conditions of Payor contained in this Note and such material default, breach or violation continues unremedied for a period of fifteen (15) days following the occurrence thereof.

(c) The occurrence of an Event of Default under the Security Agreement securing this Note.

(d) The Payor incurs aggregate debt senior in security or right of payment to this Note in excess of $1,000,000, without obtaining the Payee’s prior written consent.

(e) The admission in writing of Payor of its inability to pay its debts generally as they become due.

(f) Filing by Payor of a petition in bankruptcy or a petition to take advantage of any insolvency act.

(g) The making by Payor of an assignment for the benefit of its creditors.

(h) The consent by Payor to the appointment of a receiver of itself or of the whole or any substantial part of its property.

(i) Adjudication of Payor as bankrupt on a petition in bankruptcy filed against it which is not dissolved within sixty (60) days.

(j) Filing by Payor of a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof.

(k) Entry of an order, judgment or decree by a court of competent jurisdiction appointing, without the consent of Payor, a receiver of Payor or of the whole or any substantial part of its property, or approval of a petition filed against it seeking reorganization or arrangement of Payor under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, if such order, judgment or decree is not vacated or set aside or stayed within sixty (60) days from the date of entry thereof.

8. Remedies.  Upon the occurrence of an Event of Default hereunder, in addition to all other rights, remedies and powers of Payee under this Note or otherwise available at law or in equity, Payee may, at its option, without notice, declare the outstanding principal balance and interest immediately due and payable in full without further notice to or demand on Payor of any kind, including without limitation, presentment, demand or notice of demand, protest or notice of protest, notice of nonpayment or dishonor and all other notices or communications in connection with the delivery, acceptance, performance, default or enforcement of payment of this Note, all of which are hereby waived by Payor.  Payor also hereby waives all notice or right of approval of any extensions, renewals, modifications or forbearances which may be allowed.

9. Notices.  All notices and other communications required or permitted under this Note shall be made in accordance with the provisions of the Agreement.

10. Interest Savings Clause.  If any interest payment due hereunder is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall instead be deemed a payment of principal and applied against the principal of the obligations evidenced by this Note.

11. Amendments and Waivers.  This Note may be amended, modified or supplemented by the parties hereto, provided that any such amendment, modification or supplement shall be in writing and signed by both Payor and Payee. No waiver with respect to this Note shall be enforceable against Payee unless in writing and signed by Payee. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by Payee, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of the same or any other right, power or remedy.

12. Successors and Assigns.  This Note shall be binding upon the parties and their respective successors and assigns. Payor shall not in any manner assign any of its rights or obligations under this Note without the express prior written consent of the holder of this Note.

13. Severability.  If any provision of this Note is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

14. Expense of Enforcement.  In the event Payee takes any action to enforce its rights hereunder or under the Security Agreement, Payor will reimburse Payee for all expenses incurred in connection therewith, including, without limitation, reasonable attorneys' fees, appraisal fees, accounting fees, copying costs and travel and lodging expenses.

15. Section Headings.  The section and subsections headings in this Note are for convenience of reference only, do not constitute a part of this Note, and shall not affect its interpretation.

16. Controlling Law.  This Note is made under, and shall be construed and enforced in accordance with, the laws of the State of Texas applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.  EACH OF THE PARTIES (A) IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF TEXAS, IN ANY AND ALL ACTIONS BETWEEN OR AMONG ANY OF THE PARTIES, WHETHER ARISING HEREUNDER OR OTHERWISE, (B) IRREVOCABLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION, AND (C) IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY FIRST CLASS CERTIFIED MAIL, RETURN

RECEIPT REQUESTED, POSTAGE PREPAID, TO THE ADDRESS AT WHICH SUCH PARTY IS TO RECEIVE NOTICE PURSUANT TO THE PROVISIONS OF THE AGREEMENT.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Payor has caused this Note to be executed by its duly authorized officer as of the day and year first above written.

PAYOR:

HII TECHNOLOGIES, INC.

By: /s/Matthew C. Flemming

Name: Matthew C. Flemming

Title: CEO